EXHIBIT 10.2   Consent letter by Bank One, Texas, NA


Linda E Masera Vice President Energy Group


June 2, 1998

Mr. Walton Vance
Chief Financial Officer
Saba Petroleum Company
3201 Skyway Drive, Suite 201
Santa Maria, CA 934S5

By FAX: 805-347-1072

Dear Walt:


Bank One, Texas NA consents to the provisions of Section 1.7 of the Agreement and Plan of Reorganization by arid among Saba Petroleum Company, Saba Acquisition, Inc., and Omimex Resources, Inc. and the Stockholders of Omimex Resources, Inc. and Ilyas Chaudhary (the "Agreement"), Specifically:

1) the assignment of all right, title, and interest of Saba Petroleum Company and its subsidiaries (collectively, "Saba") in the Velasquez-Galan pipeline in Colombia to Omimex Resources, Inc. and/or Naresh Vashisht (collectively, "Omimex") as security for the $4,190,000 loan from Omimex to Saba 2) the payment of $2,190,000 of such $4,190,000 loan to RGC International Investors, LDC or any of its affiliates

While we have not seen the executed copy of the Agreement, the schedules and/or exhibits, or the Rose Glen Agreement, we have relied on the copy of the Agreement dated June 1, 1998 sent to us by Jim Hallmark of Locke Purnell Rain and Harrell and verbal representations by Saba regarding the terms of the agreements. We will expect to received executed copies of all of these documents as soon as possible.

Sincerely,

/S/ Linda Masera

Cc by FAX:     Mr. Rod Hill
                  Mr. Jim Hallmark
                  Mr. Rick Wollin